Exhibit 10.2
INVITAE CORPORATION
1400 16th Street
San Francisco, California 94103
July 17, 2022
Sean George, Ph.D.
Re:    Transition and Separation Agreement
Dear Dr. George:
This letter sets forth the substance of the transition and separation agreement (this “Agreement”) that Invitae Corporation (the “Company”) is offering to you to aid in your employment transition, as well as certain related arrangements.
1.Separation/Transition Period. As discussed, you and the Company have mutually agreed to end your employment with the Company pursuant to the terms of this Agreement. Your employment with the Company, including as the Company’s Chief Executive Officer (“CEO”), will end on July 18, 2022 (the “Transition Date”). Following that date, you will continue to serve the Company as an on-call consultant until June 15, 2023 (the “On-Call Consulting Period”), which will then become your final service termination date (the “Final Separation Date”), provided that the Company may terminate the On-Call Consulting Period (and accelerate your Final Separation Date) should the Company determine that you have breached any term of this Agreement. During the On-Call Consulting Period, you will report exclusively to the Company’s CEO, and you agree to assist the Company as-needed, in good faith and to the best of your abilities for up to twenty (20) hours per month, although such assistance is expected to occur in a manner which shall not interfere with your ability to maintain full-time employment with another employer.
2.Resignation and Board Service Arrangements. After the Transition Date, you will no longer be employed by the Company, including as CEO of the Company. In addition, you agree to sign and return to the Company a Board resignation letter effective as of December 31, 2022 (or, in the absence of a request by or on behalf of the Board, you agree that this letter serves as your Board resignation letter effective as of December 31, 2022), which provides for your resignation as of that date from the Board of Directors of the Company (the “Board”), as well as the boards of directors of any subsidiary entities of the Company on which you serve. For your Board service from the Transition Date through December 31, 2022, you will be provided with the following compensation (assuming continued service on the Board during such period): (i) restricted stock units with respect to 16,050 shares of the Company’s common stock which will vest in full on December 15, 2022; (ii) a nonqualified stock option for 8,050 shares of the Company’s common stock, with an exercise price of the closing price for the Company’s common stock on the date of execution of this Agreement (or, if such execution date is not a trading day, then the closing price on the then most recent trading day), which will also vest on December 15, 2022 and remain exercisable until the Final Separation Date or, if earlier, any noncompliance with your obligations under this Agreement (including with respect to all restrictive covenants set forth in Section 10 hereto as well as performance of your role as an on-call consultant during the On-Call Consulting Period); and (iii) cash compensation of $12,500 per calendar quarter.
3.Final Pay. On the Transition Date, the Company will pay you all accrued salary, and all accrued and unused paid time off (“PTO”) earned through the Transition Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement. In addition, following the Transition Date, you will neither receive nor be eligible for any additional compensation, including under any incentive program or otherwise, except as expressly set forth herein.
4.Severance Benefits. In full satisfaction of any obligations to provide you with severance benefits for an “Involuntary Termination apart from a Change of Control” under the terms of the Change of Control and Severance Agreement (the “Severance Agreement”) between you and the Company, the Company will provide you with the severance benefits described in this Section 4. These benefits are expressly condition upon you: (i) timely signing and returning this Agreement to the Company and allowing the releases contained herein to become effective; and (ii) complying with your obligations under this Agreement, including compliance with all restrictive covenants set forth in Section 10 hereto as well as performance of your role as an on-call consultant during the On-Call Consulting Period. Accordingly, subject to the foregoing:
(a)Severance Pay. The Company will pay you severance in the amount of $750,000 which is equivalent to eighteen (18) months of your base salary in effect as of the Transition Date, subject to standard payroll deductions and withholdings (the “Severance Pay”). The Severance Pay will be paid to you in a lump sum payment within fifteen (15) days following the Release Effective Date (as defined in Section 11).
(b)2022 MIP. Subject to the terms of the Company’s 2022 Executive Management Incentive Compensation Plan (the “2022 MIP”), including the sole discretion of the Board to modify, change or terminate the 2022 MIP, and subject to standard payroll deductions and withholdings, the Company will pay you in cash the value of the award you would have earned under the 2022 MIP (if any) had you continued employment through the payment date in a role providing for participation under the 2022 MIP (the “2022 MIP Payment”); provided, however, that the amount for your 2022 Target Award (pursuant to the 2022 MIP) for this purpose will be $833,000. (As examples only, 2022 MIP payouts at 80%, 60%, 40% or 20% of such 2022 Target Award would thus result in 2022 MIP Payments of $666,400, $499,800, $333,200 or $166,600, respectively.) The entire 2022 MIP Payment, if and to the degree earned, will be paid on the date on which the first installment of all other payouts to participants under the 2022 MIP is paid, subject to your continued adherence to the terms of this Agreement through such date. For the avoidance of doubt, although such payment to other participants is expected to be a partial payment for such participants (with the balance subject to vesting), your payout will be for the full amount earned (subject to standard payroll deductions and withholdings).
(c)Health Care Continuation Coverage. If you timely elect continued coverage of your health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or corresponding provision of state law (“COBRA”), then upon receiving confirmation that you have elected such coverage and in any case no earlier that the Release Effective Date, the Company will pay you a lump sum equal to eighteen (18) months of premiums under COBRA for health insurance coverage for you and your eligible dependents, at the same level and for the same eligible dependents covered as of your Transition Date. If you are eligible and choose to continue health coverage through COBRA, you are solely responsible for timely electing COBRA continuing coverage and for making all COBRA premium payments.
(d)Restricted Stock Units. The vesting schedule applicable to your restricted stock units and performance stock units which are unvested as of the Transition Date (the “RSUs”) will be adjusted such that the RSUs will vest as follows, subject to you abiding by this Agreement (including the restrictive covenants set forth in Section 10 as well as performance of your role as an on-call consultant during the On-Call Consulting Period):
•for all RSUs which would have vested but for this Agreement within the 12-months following the Transition Date, the vesting date will be December 15, 2022; and
•for all RSUs which would have vested but for this Agreement within the period from 13- to 24-months following the Transition Date, the vesting date will be June 15, 2023.
You will forfeit without consideration all RSUs that do not vest as described herein, including as a result of your failure to abide by this Agreement (including the restrictive covenants set forth in Section 10 as well as performance of your role as an on-call consultant during the On-Call Consulting Period). Your obligations under the RSUs remain applicable, including your obligation as a condition of vesting to satisfy all related tax obligations (including with respect to standard payroll deductions and withholdings).
5.Options. In consideration of the Company’s willingness to enter into this Agreement, you agree that (i) your outstanding Company stock options shall cease to vest on the Transition Date and, accordingly, you will forfeit all unvested options as of that date without consideration, and (ii) your outstanding vested Company stock options as of the Transition Date shall remain outstanding only for the period ending three (3) months following the Transition Date, after which time such vested options will be forfeited without consideration to the degree unexercised.
6.Limitations on Authority. During the On-Call Consulting Period, you will have no responsibilities or authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in advance by the Company, in writing, to do so.
7.Other Compensation or Benefits. You acknowledge and agree that payment of the Severance Benefits provided herein fulfills all of the Company’s obligations to pay you severance benefits pursuant to the Severance Agreement or any other agreements between you and the Company, and this Agreement supersedes and extinguishes any obligation of the Company to provide you with any severance benefits under the Severance Agreement or any other agreements. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits, and will not be eligible to participate in any other Company benefits, after the Transition Date, with the exception of any benefits under COBRA and any accrued, vested benefits you may have under the express terms of a written ERISA benefit plan (e.g., 401(k) account). You further acknowledge that you are not eligible to receive, and will not receive, any other severance benefits under any Company severance or compensation plan or any other agreements with the Company.
8.Expense Reimbursements. You agree that, within thirty (30) days after the Transition Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through such date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
9.Return Of Company Property. You agree that within ten (10) business days following the Transition Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Transition Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement.
10.Restrictive Covenants
(a)“Competitive Business” means, relative to the molecular genetic testing or consulting services that are offered or proposed to be offered by the Company, any business involving the same or similar molecular genetic testing or consulting services that compete or would compete with any element of the Company’s business, excluding any instances of competition that are de minimis relative to the Company’s current or proposed business. You covenant and agree that, during the On-Call Consulting Period, you will not, directly or indirectly, within the United States, (1) engage in any Competitive Business, whether as an owner, employee, agent, partner, independent contractor or otherwise, (2) provide any services, whether with or without compensation, to any individual or entity (other than the Company) which relate in any material way to any Competitive Business, (3) invest in or become interested in, as a lender, partner, member, shareholder, principal or otherwise, any entity (other than the Company) engaged in any Competitive Business, (4) solicit the business of (or procure or assist the soliciting of the business of) any customers, clients and/or suppliers of the Company with whom you have dealt for any purpose that is, in any way, in competition with the Company, (5) solicit, recruit or attempt to recruit any employee or contractor of the Company to leave the employ or engagement of the Company, or (6) procure or assist any other person to employ, engage, offer employment or engagement to or solicit the employment or engagement of any individual who is employed or engaged by the Company. Notwithstanding the foregoing, the ownership by you (or on your behalf) of not more than one percent (1%) of any stock or bond of any corporation, the market price for such stock or bond is regularly listed in the Wall Street Journal, shall not solely by reason of such ownership constitute a breach of this covenant.
(b)You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation. The Company agrees to instruct its executive officers and directors not to make any statements that disparage you in any manner likely to be harmful to your business reputation or personal reputation; provided that they may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In response to any reference request from a prospective employer, the Company will only confirm your dates of employment and positions held.
(c)Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your confidential information and invention assignment agreement with the Company.
(d)No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents. Notwithstanding the foregoing, you may cooperate with, or participate in any proceeding before any governmental agency or as required by compulsion of law.
(e)Cooperation. Following the On-Call Consulting Period, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages and attorneys’ fees) and will make reasonable efforts to accommodate your scheduling needs.
11.Release of Claims.
(a)General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities, demands, causes of action and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b)Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the Age Discrimination in Employment Act (“ADEA”) the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Equal Pay, the Employee Retirement Income Security Act, 29 U.S.C. §§ 1001, et seq., the Family Medical Leave Act, 29 USC §§ 2601, et seq., the Fair Labor Standards Act, 29 U.S.C.§§201, et seq., (as amended), the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act the California Labor Code (as amended), the California

Family Rights Act, and the California Fair Employment and Housing Act (as amended) the California Fair Employment and Housing Act, Government Code §§ 12940, et seq., the California Labor Code, and the California Private Attorney General Act. You acknowledge that you have been advised that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than twenty -one days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Release Effective Date”).
(d)Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.
(e)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”); (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You further understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any

Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
12.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
13.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.
14.Tax Matters. For the avoidance of doubt, all amounts payable under this Agreement relate to your service as an employee of the Company prior to the Transition Date and, accordingly, are subject to standard payroll deductions and withholdings. You hereby acknowledge the foregoing including, as applicable with respect to vesting of the RSUs, your obligation as a condition of vesting to satisfy all related tax obligations.
15.General. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts and facsimile and electronic signatures will suffice as original signatures.
If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days.
I wish you good luck in your future endeavors.
Sincerely,
INVITAE CORPORATION

By:    /s/ Eric Aguiar
    Eric Aguiar, MD
    Lead Independent Director
ACCEPTED AND AGREED:
/s/ Sean George
Sean George, Ph.D.
7/17/2022
Date